                                                Filed Pursuant to Rule 424(b)(3)
                                                 Registration File No. 333-94221

Pricing Supplement No. 13 dated September 27, 2000
(To Prospectus Supplement dated January 27, 2000 and Prospectus dated January 24, 2000)

                               CENTEX CORPORATION

                       Senior Medium-Term Notes, Series C
                               Floating Rate Notes

Principal Amount:                                                    $25,000,000

CUSIP No.:                                                             15231EAZ1

Type:                                                      Regular Floating Rate

Interest Rate Basis:                                               3 month LIBOR

Designated LIBOR Page:                                             Telerate 3750

Initial Interest Rate:                                                  8.11125%

Original Issue Date:                                             October 3, 2000

Stated Maturity:                                                 October 3, 2005

Price to Public (Issue Price per
$1,000 Principal Amount):                                                100.00%

Agent's Discount or Commission:                                         $125,000

Net Proceeds to Centex:                                              $24,875,000

Spread:                                                        +130 Basis Points

Interest Rate Reset Period:                                            Quarterly

Interest Determination Dates:                     Two London Business Days prior
                                                     to each Interest Reset Date

Interest Payment and Reset Dates:                            January 3, April 3,
                                                               July 3, October 3
                                                    (commencing January 3, 2001)
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         This Pricing Supplement relates to the original issuance and sale by
Centex Corporation of the $25,000,000 Senior Medium-Term Notes, Series C (the
"Notes"), described herein to Salomon Smith Barney, as principal. It is expected that delivery of the Notes will be made against payment therefor on or about
October 3, 2000.

         Salomon Smith Barney has purchased the Notes as principal in this transaction for resale to one or more investors or other purchasers at varying prices related to prevailing market conditions at the time or times of resale as determined by Salomon Smith Barney.

         We may issue Senior Medium-Term Notes, Series C, and Subordinated
Medium-Term Notes, Series C, under Registration Statement No. 333-94221 in a principal amount of up to $400,000,000 in gross proceeds and, to date, including this offering, an aggregate of $379,000,000 has been issued.